Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Jack in the Box Inc. Announces Departure of Executive Vice President and Chief Financial Officer Brian Scott

Dawn Hooper to Assume Role of Interim CFO beginning November 1st

SAN DIEGO, Calif. October 3, 2024 – Jack in the Box Inc. (NASDAQ: JACK) announces the resignation of EVP and Chief Financial Officer Brian Scott, who has accepted a new position outside of the restaurant industry. To assist with a smooth transition, his last day with Jack in the Box will be November 20th.
Dawn Hooper, a Jack in the Box veteran of 24 years who has previously served as interim chief financial officer, will assume the role of principal financial officer on November 1st and interim CFO upon Scott’s departure. She is expected to remain in the role until a permanent successor is appointed.
“I’d like to thank Brian for his contributions to Jack in the Box, and for being a valuable part of our team during his time with the company,” said Darin Harris, chief executive officer. “I am committed to finding an excellent financial leader to be a part of the transformation we have been pursuing, and the ambition we have for our two brands.”
“I want to thank Darin and the entire leadership team for the opportunity to work side by side with such a passionate and driven organization,” said Scott. “I am confident that both the Jack in the Box and Del Taco brands will continue to make strides in achieving their strategic goals and delivering long-term shareholder value.”

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600

Exhibit 99.1
restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.